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                                                            Exhibit Number 10.05

                         WEST TELESERVICES CORPORATION

To:    John Erwin

From:  Nancee Berger

Date:  February 3, 2000

Re:    2000 Compensation Plan
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The compensation plan for 2000 while you are employed as President of the
Outbound Services Division for West TeleServices Corporation is being revised as indicated below:

1. Your base salary will remain at $200,000.00. Should you elect to voluntarily terminate your employment, you will be compensated for your services through the date of your actual termination per your Employment Agreement. This will be reviewed on an annual basis and revised, if necessary in accordance with the consumer price index.

2. The rate factors used to calculate your pre-tax profit bonus are being revised according to the schedule below. You are eligible to receive a quarterly performance bonus based on each quarter's pre-tax profit growth when compared to the same quarter the previous year. A negative differential will result in a loss carry forward to be applied to future bonus calculations. The bonus will be calculated by multiplying the year-to-date pre-tax profit differential times the rate factor from the table below minus bonuses paid year-to-date for the respective calendar year.

          Rate Factor         WTO Pre-Tax Profit
          -----------         ------------------
             0%                      0% -  6%
             5%                    6.1% -  7%
             6%                    7.1% -  8%
             7%                    8.1% -  9%
             8%                    9.1% - 10%
            8.5%                  10.1% - 11%

                    /s/ John W. Erwin
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                    Employee - John W. Erwin